Exhibit 10.66

DISCOVERY GOLD GHANA LIMITED Hs # D3/22 Ashongman Estates, Accra, Ghana

May 13, 2011

Xtra-Gold Exploration Limited
P.O. Box CT5239
Cantonments
Accra, Ghana

ATTENTION: James Longshore

LETTER OF INTENT

Dear Sirs:

RE: To Assign and Transfer Xtra-Gold Exploration Limited, Option Agreement on the Edum Banso Concession in Ghana

Further to our recent negotiations regarding the above referenced matter, this Letter of Intent will serve to confirm the principal elements of the agreement achieved between us.

1.	Option:

Discovery Gold Ghana Limited (“Discovery”) would like to acquire Xtra-Gold Exploration Limited (“Xtra-Gold”) rights under the Option Agreement (the “Option”) to earn a 100% interest in the mineral rights of the Edum Banso Concession, in Ghana.

Xtra-Gold entered into an Option with Adom Mining Limited (“Adom”), who is the registered owner of the Concession. Xtra-Gold has the right to assign and transfer the Option to any third party.

2.	Terms of Assigning/Transferring the Option:

(a)	Xtra-Gold shall grant to Discovery the right to earn 100% interest in the Option from Xtra-Gold in the Concessions, in consideration of and upon the terms set out below;

(b)	Discovery accepts all the terms and conditions and Amendments of the Option that Xtra-Gold entered into with Adom;

(c)	In order to acquire the 100% interest in Xtra-Gold’s Option of the Concessions, Discovery shall complete the following:

(i)	remit cash payments by wire to Xtra-Gold Resource Corp. in the total amount of US$250,000, consisting US$100,000 on July 13, 2011, and the balance of US$125,000 on November 13, 2011;

(ii)	Xtra-Gold acknowledges that they have already received a non-refundable deposit/payment of US$25,000;

(iii)	issue 5.71% of the common shares outstanding in Discovery Gold Ghana Limited to Xtra-Gold Resource Corp. on May 13, 2011.

3.	Access to:

(a)	Information:

Upon the execution of this Letter of Intent, Xtra-Gold provide to Discovery reasonable access to all information, documents, geological data, in its possession and control with respect to the Concessions.

(b)	Property

Upon the execution of this Letter of Intent, Xtra-Gold will permit Discovery all reasonable access to the Concessions.

4.	Press Release:

All press releases regarding the Letter of Intent shall be subject to prior approval by Xtra- Gold, and shall respond to such a request for approval within three business days of notice thereof.

5.	Governed by the Laws:

The Letter of Intent shall be governed by the laws of the Republic of Ghana.

6.	Definitive Agreement:

Xtra-Gold will be responsible for preparation of all the formal documentation required for assignment and transferring the Option to Discovery, and cost. This Definitive Agreement will need to be prepared and approved by our Ghanaian Legal Counsel.

7.	Risks:

Discovery understands and accepts the following risks associated with mineral prospecting licences in Ghana:

(a) The new Option Agreement will need approval from the Minister of Lands, Forests and Mines. This approval took Xtra-Gold approximately 12 months. Generally the approval process should be 2-3 months, if Discovery does aggressive follow ups with Minerals Commission. Xtra-Gold makes no commitments or guarantees on the approval or the timing of such approval. However, the Minister approval is standard under the mining laws.

(b) There are work commitments required on the property each year, to advance the project. At the end of each year these work reports are submitted to Minerals Commission (“MC”) in the form called Terminal Report. The company can be asked to shed half the land position, at the renewal. Xtra-Gold recently submitted a Terminal Report, and was just granted a 1 year extension by MC. No shedding was required this year. However, Xtra-Gold cannot make any guarantees that Discovery wil not be requested to shed in the future.

8.	Arbitration:

Any disputes under this Agreement shall be submitted to binding arbitration consisting of a panel of three arbitrators, one arbitrator appointed by each of the parties with a third arbitrator appointed by the parties’ two designated arbitrators, with all costs of such arbitrator to be borne by the unsuccessful party(ies).

9.	Finder Fee:

Haywood Securities Inc. will receive a US$25,000 finder fee, upon successful closing of this Definitive Agreement, which is the responsibility of Xtra-Gold.

Should you agree that this Letter of Intent accurately recites the principal elements of the agreement reached between us, please sign the duplicate copy and return it to our offices immediately by telefax with original to follow by courier.

Yours very truly,

Discovery Gold Ghana Limited

Per:

/s/ Donald Ross
Donald Ross General Manager

Agreement with the terms recited herein is hereby acknowledged this 20th day of May, 2011:

Xtra-Gold Exploration Limited

Per:

/s/ James Longshore
May 20, 2011
James Longshore General Manager

Xtra-Gold Resources Corp.

Per:

/s/ Paul Zyla
Paul Zyla President